                                                                    EXHIBIT 10.1

                           SILICON VALLEY GROUP, INC.


                               ------------------



                               Business Agreement


                               ------------------

                                February 21, 1995

                                TABLE OF CONTENTS

                                                                                            Page
SECTION 1 - Agreements of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.1     Use of Proceeds; Additional Investments  . . . . . . . . . . . . . . . . .   1
         1.2     Covenants Regarding Development of the Equipment . . . . . . . . . . . . .   2
         1.3     [*]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.4     Contingencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.5     Statement of Applications of Funds;  Audit . . . . . . . . . . . . . . . .   4
         1.6     No Sale, Merger, Consolidation, etc. of the Company  . . . . . . . . . . .   5
         1.7     Board Visitation Rights  . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.8     SVGL Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.9     IBM Ownership of SVGL  . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.10    Redemption Upon Breach of Covenant . . . . . . . . . . . . . . . . . . . .   7

SECTION 2 - Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         2.1     Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.2     Waivers and Amendments . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.3     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.4     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.6     Notices, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.7     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.9     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.10    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.11    Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.12    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.13    Expiration of Agreement and Select Provisions  . . . . . . . . . . . . . .  10


* Confidential Treatment Requested

                                  BUSINESS AGREEMENT

         This Agreement is made as of February 21, 1995, by and among Silicon Valley Group, Inc., a Delaware corporation (the "Company"), SVG Lithography Systems, Inc., a Delaware corporation and a majority owned subsidiary of the Company ("SVGL"), Intel Corporation, a Delaware corporation (together with its wholly-owned subsidiaries, "Intel"), Motorola Inc., a Delaware corporation (together with its wholly-owned subsidiaries, "Motorola") and Texas Instruments Incorporated, a Delaware corporation (together with its wholly-owned subsidiaries, "Texas Instruments") (individually, an "Investor," and collectively, the "Investors").

         WHEREAS, SVGL develops, manufactures and markets photolithography equipment; and

         WHEREAS, the Investors wish to assist SVGL's development, manufacturing and marketing of the photolithography equipment; and

         WHEREAS, simultaneously with the execution of this Agreement, the Investors are purchasing shares of the Company's Series B Convertible Redeemable Preferred Stock ("Series B Preferred Stock") pursuant to a Series B Convertible Redeemable Preferred Stock Purchase Agreement dated as of the date of this Agreement (the "Purchase Agreement").

         NOW, THEREFORE, in consideration of the Investors' agreement to purchase Series B Preferred Stock pursuant to the Purchase Agreement, the Company undertakes as follows:

                                    SECTION 1

                            Agreements of the Company

         1.1     Use of Proceeds; Additional Investments.

                 (a) The Company will cause the proceeds received from the Investors upon the sale of the Series B Preferred Stock to be invested in SVGL solely to (i) increase SVGL's production capacity and to fund SVGL's research and development related to the development and production of Micrascan photolithography equipment, [*] with the goal of achieving development and production of high quality and state-of-the-art Equipment, (ii) to design and engineer equipment, and (iii) to provide funding to purchase capital equipment and inventory directly related to or required to produce the Equipment or develop and support Micrascan technology and to improve facilities.

* Confidential Treatment Requested

                 (b) The Company agrees to use commercially reasonable efforts to obtain grants of $5,000,000 per year for five years following the Closing Date (as defined in the Purchase Agreement) from the Department of Defense or the Advanced Research Projects Agency ("ARPA") which grants will be designated for the research, development and engineering of Equipment by SVGL. In the event the Company is successful in obtaining such grants the Company will use and cause SVGL to use the first $25,000,000 of the proceeds of any grants or funds it receives from ARPA within five years of the Closing Date and which are designated for photolithography purposes for development and design of Equipment.

                 (c) The Company agrees to use and cause SVGL to use commercially reasonable efforts to continue the development of Equipment and to timely reach the milestones set forth in its development agreements dated as of September 30, 1994, October 24, 1994 and December 22, 1994 with Sematech, Inc. ("Sematech") and to fulfill all conditions required to receive the additional grants from Sematech designated for photolithography purposes contemplated by such agreements.

                 (d) In addition to the obligations set forth under Sections 1.1(a), (b) and (c) above, the Company agrees to invest in SVGL funds reasonably sufficient (and in any event not less than $25 million during the five-year period commencing on the Closing Date) (i) to enable SVGL to significantly expand its manufacturing capacity to meet orders for Equipment from customers and to expand its research and development capacity, (ii) to enable SVGL to meet its commitments to customers to produce and deliver Equipment, [*] (iv) to provide sufficient working capital.

         1.2     Covenants Regarding Development of the Equipment.

                 The Company, SVGL and the Investors contemplate that the Company or SVGL may enter into one or more agreements with third parties pursuant to which the Company and/or SVGL and such third party will agree to jointly develop one or more future generations of the Equipment. Any such third party is referred to herein as a "Future Licensee". The Company and SVGL agree to use commercially reasonable efforts to cause any agreement under which the Company and/or SVGL licenses its Micrascan technology to a Future Licensee to include a provision under which such Future Licensee will agree that if it has [*]. The Company and SVGL further agree that the terms of any such agreement will provide [*]. The Company will also use and shall cause SVGL to use commercially reasonable efforts to ensure that any such license agreement provides that [*].

* Confidential Treatment Requested

         1.3     [*]

                 (a) The Company and SVGL agree that with respect to each successive generation of Equipment [*].

                 (b) The Company will offer or cause SVGL [*] taking into account and giving consideration to the investment and support provided, and risk taken, by the Investors. [*] The Company agrees to provide, or cause SVGL to provide, all necessary maintenance and support of the Equipment purchased by Investors on [*].

                 (c) In the event the Company or SVGL licenses the Micrascan technology to a Future Licensee, the Company will use commercially reasonable efforts to, or cause SVGL to, [*]. The Investors agree to work in good faith with the Company and SVGL to improve the Company's current generation of Equipment and any future generation of Equipment, to achieve the goals set forth in the preceding sentence.

                 (d) Nothing in this Agreement shall be deemed an obligation on the part of the Investors to purchase Equipment or to refrain from purchasing photolithography equipment from other sources.

         1.4     Contingencies.

                 (a) Each of the events set forth in clauses (i), (ii) and (iii) of this Section 1.4(a) will be deemed to be a Contingency. Upon the occurrence of a Contingency each Investor will have the rights set forth in Section 1.4 (b) below.

                     (i)     [*];

                     (ii) At any time after the Company or SVGL has licensed the Micrascan technology to a Future Licensee, an Investor desires to purchase Equipment from the Company or SVGL and SVGL or the Company is unable (whether for bankruptcy or any other reason) or unwilling to meet any Investor's demand for Equipment ; or

                     (iii) At any time after the Company or SVGL has licensed the Micrascan technology to a Future Licensee, an Investor [*].

                 (b) Upon the occurrence of a Contingency, each Investor shall have the following rights:

* Confidential Treatment Requested

                         (i)    For a period of 90 days following receipt of
written notice from an Investor that a Contingency has occurred (a "Contingency Notice"), the Company or SVGL shall use [*]. Every 90 days, the Company or SVGL, as the case may be and such Investor shall evaluate whether the Contingency still exists. [*] If the Company or SVGL desires to exercise the rights set forth in this Section 1.4(b)(i), the Company or SVGL, as the case may be, shall so inform such Investor in writing within 30 days following receipt of the Contingency Notice from such Investor.

                         (ii)   [*] Every 90 days, the Company or SVGL and such
Investor will evaluate whether the Contingency still exists. [*] The Company and SVGL agree to take whatever actions are necessary to allow [*] pursuant to this
Section 1.4(b)(ii) and further agree not to take any action against an Investor who exercises its right hereunder [*] seeking to prohibit such Investor from exercising its rights hereunder.

                         (iii)  In the event that the remedies granted hereby
are insufficient to cure a Contingency, [*].

                 (c) In the event the Micrascan technology has not been licensed to a Future Licensee, SVGL is unable to meet an Investor's demand and the Company or SVGL is the subject to bankruptcy, insolvency or other similar proceedings, then upon the request of such Investor, [*].

         1.5     Statement of Applications of Funds;  Audit.

                 (a) At least one time every six months until the proceeds of the sale of Series B Preferred Stock have been exhausted, the Company shall cause SVGL to provide each Investor a Statement of Applications of Funds ("Statement"). Such Statement shall set forth the use of proceeds from the sale of Series B Preferred Stock to the Investors.

                 (b) Each Investor shall have the right to verify that any such Statement accurately describes SVGL's and the Company's use of such proceeds by having an audit conducted, during normal business hours, of the books and records of the Company and SVGL.

         Such audit shall be performed by a nationally recognized independent accounting firm mutually acceptable to the Company or SVGL and all participating Investors, which consent shall not be unreasonably withheld. Any Investor may exercise the audit right set forth herein by sending written notice to the Company and all other Investors. The other Investors shall have 20 days in which to elect to pay a pro rata portion of the expenses of such audit, and thereby be entitled to participate in the selection of the accounting firm. The costs of such audit will be

* Confidential Treatment Requested
borne by the participating Investors pro rata according to their relative holdings of Series B Preferred Stock. Each participating Investor shall receive one copy of the audit report generated by the audit firm. Only one audit may be conducted with respect to any particular Statement.

         1.6 No Sale, Merger, Consolidation, etc. of the Company. Until the third anniversary of the Closing Date, the Company shall not, without the prior consent of two of the Investors, enter into a Transaction; provided, that if the surviving entity of a Transaction assumes all of SVG or SVGL's, as the case may be, obligations under this Agreement and such surviving entity is, in the good faith reasonable judgment of the Investors, as capable of meeting such obligations after the Transaction as the Company or SVGL was before the Transaction, a Transaction will not require the prior consent of the Investors. For the purposes of this Section 1.6, a Transaction shall mean:

                 (a) The sale by the Company or SVGL of all or substantially all of its assets to an entity (other than the Company) as to which neither the Company, nor the stockholders of the Company immediately prior to the consummation of such sale, nor the Company and such stockholders together, hold voting securities representing 50% or more of the voting power of such entity immediately following the consummation of such sale;

                 (b) The consummation by SVGL of a merger, consolidation or other transaction or series of transactions pursuant to which neither the Company nor the stockholders of the Company immediately prior to such consummation, nor the Company and such stockholders together, hold voting securities representing a majority of the voting power of the surviving entity immediately following such consummation;

                 (c) A sale by the Company or SVGL of all or substantially all of their assets to any entity as to which neither the Company, nor the stockholders of the Company immediately prior to such sale, nor the Company and such stockholders together, hold voting securities representing a majority of the voting power of the surviving entity immediately following such sale; or

                 (d) The consummation by the Company or SVGL of a merger, consolidation or other transaction or series of transactions pursuant to which the stockholders of the Company immediately prior to such consummation fail to hold voting securities representing a majority of the voting power of the surviving entity immediately following such consummation.

                 (e) Until such time as the Stockholders Agreement by and among IBM, SVGL, The Perkin-Elmer Corporation and the Company dated May 15, 1990 (the "IBM Agreement") shall have terminated, any event or transaction that would trigger IBM's right to purchase SVGL pursuant to Section 8.1 of the IBM Agreement and any event or transaction that would trigger IBM's right of first refusal pursuant to Section 9.2 of the IBM Agreement; provided, that if IBM agrees in writing not to exercise its rights under the IBM Agreement, no Transaction shall be deemed to have occurred for purposes of this Section 1.6(e).

         1.7     Board Visitation Rights.

                 (a) For so long as an Investor holds 100% of the shares of Series B Preferred Stock purchased pursuant to the Purchase Agreement (or such number of shares of common stock of the Company ("Common Stock") into which the Series B Preferred Stock is convertible) such Investor shall have the right to receive notice of all meetings of the Company's Board of Directors and a copy of all materials sent to each director in connection with meetings of the Board of Directors and to send one (1) representative to attend all meetings of the Company's Board of Directors as an observer, upon the terms and subject to the conditions hereof. Such representative shall not participate in the deliberations of the Board of Directors and shall have no power to vote on matters considered by the Board.

                 (b) Each Investor acknowledges that the Company's Board of Directors may from time to time discuss matters involving a conflict of interest on the part of such Investor such as discussions concerning competitors of the Investor or relations between the Company and the Investor or may from time to time discuss personnel matters. Accordingly, the Company shall have the right (upon exercise of the good faith judgment of the Company's Board of Directors) to cause the representative of such Investor to excuse himself or herself from such discussions. In the event the Company shall cause the representative to be so excused, the Company shall refrain from sending or providing to such representative any information otherwise disseminated to the directors of the Company concerning the matter from which the representative has been excused.

                 (c) Each Investor acknowledges that by receipt of the materials and by participation in the meetings described above, such Investor may learn material, nonpublic information about the Company and that, as a result, such Investor may be precluded from selling any securities of the Company until such information has been publicly disclosed. Each Investor agrees that, for so long as it is receiving such material or such Investor's representative is attending such meetings, such Investor will abide by the trading window and other restrictions of the Company's insider trading policies as they apply, from time to time, to directors of the Company.

                 (d) The right set forth in this Section 1.7 shall be personal to each Investor and shall not be transferable or assignable.

         1.8 SVGL Employees. The Company and SVGL agree to use reasonable efforts to cause all employees of SVGL to sign SVGL's standard proprietary invention and confidential information agreement.

         1.9 IBM Ownership of SVGL. The Company and SVGL agree to use best efforts to cause IBM to exchange its shares of capital stock of SVGL for shares of Common Stock under commercially reasonable financial terms and to amend, to the mutual satisfaction of the Company and the Investors, the terms of the Asset Purchase Agreement dated as of May 15,

1990, among the Company, SVGL, IBM and the Perkin-Elmer Corporation and the terms of the IBM Agreement within nine months of the Closing Date.

         1.10 Redemption Upon Breach of Covenant. In the event that the Company or SVGL breaches any covenant contained in this Agreement or the Purchase Agreement, and such breach is not cured within 30 days following receipt of written notice of such breach, and as long as an Investor owns 100% of the Series B Preferred (or the Common Stock into which it is convertible) purchased pursuant to the Purchase Agreement (the "Original Purchase"), holders of two-thirds of the Series B Preferred (or Common Stock in to which it is convertible) constituting their Original Purchase shall have the right to require the Company to immediately redeem all such Original Purchase shares. The redemption price per share of Series B Preferred shall be the greater of (i) $2,208.80 (as adjusted for stock splits, combinations, etc.) plus all dividends (whether or not earned or declared) accrued and unpaid to the date of the breach of the covenant set forth in the written notice, and (ii) 100 times the average of the closing sale prices of the Common Stock for the 10 trading days preceding the date of the breach set forth in the written notice to the Company. The redemption price per share of Common Stock shall be the greater of $22.08 (as adjusted for stock splits, combinations, etc.) plus all dividends (whether or not earned or declared) accrued and unpaid to the date of the breach of the Covenant set forth in the written notice, and (ii) the average of the closing sale price of the Common Stock for the 10 trading days preceding the date of the breach set forth in the written notice to the Company. The closing of the redemption of the Series B Preferred (or the Common Stock into which it has been converted) shall occur no later than 30 days after delivery of written notice of the Purchasers' election to require the Company to redeem the outstanding shares of Series B Preferred (or the Common Stock into which it has been converted). Notwithstanding the foregoing, if such redemption is prohibited by law, the Company shall not be required to effect such redemption until such time as such redemption is no longer prohibited by law.

                                    SECTION 2

                                  Miscellaneous

         2.1 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or the Investors, upon any breach or default under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character by the Company or any Investor of any breach or default under this Agreement, or any waiver by the Company or any Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing, and all remedies, either under this Agreement, or by law or otherwise afforded to the Company or Investors, shall be cumulative and not alternative.

         2.2 Waivers and Amendments. The obligations and rights of the Company and the Investors under this Agreement may be waived or this Agreement may be amended upon the written consent of the Company and the Investors; provided that with respect to any waiver, any individual Investor can waive its respective rights without the consent of any other Investor. This Agreement and the provisions hereof may not be waived or amended except pursuant to a written instrument signed by the required party or parties as aforesaid.

         2.3 Public Announcements. The Company shall obtain the consent of each of the Investors and any Investor must obtain the consent of the Company and each other Investor prior to any public announcement relating to this Agreement, provided that the Company shall be permitted to make any public announcement which is required pursuant to the Securities Act or the Exchange Act or the rules or regulations thereunder, however the Company shall, upon an Investor's request, seek confidential treatment of such materials or information that an Investor may designate.

         2.4 Severability. In the event that any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         2.5 Successors and Assigns. This Agreement and the rights hereunder may not be assigned by any Investor without the prior written consent of the Company.

         2.6 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered (a) personally;
(b) by facsimile transmission (with verification of transmission without error, and with copy promptly sent by national postal service (airmail delivery) or Federal Express or similar courier); (c) by Federal Express or similar overnight courier; or (d) by airmail, via the national postal service; in each case with all delivery or postal charges pre-paid. Notices shall be addressed (a) if to Intel, at Intel's address as set forth on the signature page of this Agreement,
Attention: F. Thomas Dunlap, Vice-President and General Counsel (Telephone:
(408) 765-1126; Fax (408) 765-1809), with a copy to Arvind Sodhani, Treasurer, at the same address, (b) if to Motorola Inc., at 6501 William Canon West, Mail IR 03-60, Austin, Texas 78735 as set forth on the signature page of this Agreement, attention Bill Walker, Corporate Vice President (telephone: (512) 891-4919; Fax (512) 891- 8379, with a copy to Linda B. Valentine, Vice President
(708) 576-3921; Fax (708) 576-2818 at the address as set forth on the signature page of this Agreement, (c) if to Texas Instruments, at Texas Instruments' address as set forth on the signature page of this Agreement, Attention Charles
D. Tobin (Telephone: (214) 917-3810; Fax: (214) 917-3804, with a copy to Texas Instruments Incorporated, P.O. Box 655474, M/S 241, Dallas, Texas 75265, attention Richard J. Agnich and Richard L. Thurston (telephone (214) 995-4855;
Fax: (214) 957-3511, (d) if to SVGL, at 2240 Ringwood Avenue, San Jose, California 95131 attention Russell G. Weinstock (telephone: (408) 434-0500; Fax:
(408) 954-1233) with a copy to Robert T. Clarkson at Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 (Telephone (415) 493-9300, Fax: (415) 493-6811), or (e) if to the Company, at the Company's address set forth on the signature page of this Agreement, Attention: Chief Financial Officer (telephone number (408) 434-0500; facsimile number (408) 954-1233), with copy to the attention of Robert T. Clarkson at Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 (telephone number (415) 493-9300; facsimile number (415) 493-6811), or at such other address as the Company shall have furnished to the Investors (or transferees, as aforesaid) in writing.

              Each such notice or communication, addressed and posted as aforesaid, shall for all purposes of this Agreement be treated as effective or having been given (a) when delivered, if delivered personally; (b) the business day on which the notice or communication is sent, if delivered by facsimile transmission as provided above; (c) upon the earlier of its receipt or two (2) business days after the business day of deposit with Federal Express or similar overnight courier, if delivered by such means; or (d) upon the earlier of its receipt or five (5) business days after the business day of deposit with the national postal service for airmail delivery, if delivered by such means.

         2.7 Entire Agreement. This Agreement, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersedes any and all prior agreements and understandings among the parties.

         2.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California and the Federal laws of the United States as they apply to contracts entered into and wholly to be performed within the State of California by California residents.

         2.9 Expenses. The Company and the Investors shall each bear all expenses that such respective party has incurred or incurs in connection with this Agreement and the transactions contemplated hereby, and any amendments or waivers hereto.

         2.10 Attorneys' Fees. In the event of any litigation in a court of competent jurisdiction arising in connection with this Agreement and the transactions contemplated hereby, the prevailing party in judgment shall be entitled to recover reasonable legal fees and costs in connection with such action.

         2.11 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         2.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.

         2.13 Expiration of Agreement and Select Provisions. This Agreement shall expire and be of no further force or effect at such time as the Company or SVGL has shipped 8 units of 0.18 micron Equipment. Sections 1.1 and 1.5 shall terminate six months after SVGL provides the Investors a Statement indicating that the Company has expended the proceeds of the sale of Series B Preferred Stock to the Investors in accordance with Section 1.1(a).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

COMPANY:                          SILICON VALLEY GROUP, INC.
                                  a Delaware corporation

                                  By:   /s/ Papken S. Der Torossian
                                        ------------------------------------
                                        Papken Der Torossian,
                                        Chairman and Chief Executive Officer

                                  Address:         2240 Ringwood Avenue
                                                   San Jose, California 95131

SVGL:                             SVG LITHOGRAPHY SYSTEMS, INC.
                                  a Delaware corporation

                                  By:   /s/ Russell G. Weinstock
                                        ----------------------------------

                                  Title:  Vice President, Finance
                                          --------------------------------
                                  Address:         77 Danbury Road
                                                   Wilton, CN  06897-0877

INVESTORS:                        INTEL CORPORATION
                                  a Delaware corporation

                                  By:  /s/ Arvind Sodhani
                                       ----------------------------------
                                  Title: Vice President and Treasurer
                                         --------------------------------
                                  Address:      2200 Mission College Blvd.
                                                Santa Clara, CA  95052
                                                M/S SC4 - 210

                                  MOTOROLA INC.
                                  a Delaware Corporation


                                  By: /s/ Larry Gartin
                                      -----------------------------------
                                  Title: Sr. Vice President and
                                         Dir. of Finance, SPS
                                         --------------------------------
                                  Address:         1303 East Algonquin
                                                   Schaumburg, IL  60196

                                  TEXAS INSTRUMENTS INCORPORATED
                                  a Delaware corporation

                                  By:  /s/ Jerry R. Junkins
                                       ---------------------------------
                                  Title: Chairman, President and CEO
                                         -------------------------------
                                  Address:         7839 Churchill Way
                                                   P.O. Box 650311, M/S 399
                                                   Dallas, TX  75265